Exhibit 1A-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1‑A, as it may be amended, of our Independent Auditor’s Report dated September 14, 2016 relating to the balance sheet of Impact Housing REIT, LLC as of September 1, 2016, and the related statements of operations, changes in member’s equity, and cash flows for the period from August 17, 2016 (inception) to September 1, 2016, and the related notes to the financial statements.

/s/ Artesian CPA, LLC
Denver, CO

September 14, 2016

Artesian CPA, LLC